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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated May 15, 1996, in the Registration Statement (Form S-2) and related Prospectus of Children's Comprehensive Services, Inc. for the registration of 2,875,000 shares of its common stock and to the incorporation by reference therein of our report dated May 15, 1996, with respect to the consolidated financial statements and schedule of Children's Comprehensive Services, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Nashville, Tennessee

August 15, 1996